EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK, INC. REPORTS

STRONG SECOND QUARTER FISCAL 2006 EARNINGS AND

SIGNIFICANTLY INCREASES FULL YEAR EARNINGS GUIDANCE

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Q2 Earnings Per Share (EPS) of $0.09 vs. Prior Year Loss of $(0.02)

Full Year Guidance for EPS Increased to $1.05-$1.25

from Previous Guidance Range of $0.79-$1.03

Philadelphia, PA, April 25, 2006 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced strong operating results for the second quarter of fiscal 2006 ended March 31, 2006, and significantly increased its targeted earnings guidance range for the full year fiscal 2006.Net income after stock option expense for the second quarter of fiscal 2006 was $0.5 million, or $0.09 per common share (diluted).

Net income before stock option expense for the second quarter of fiscal 2006 was $0.7 million, or $0.14 per common share (diluted), a significant improvement from the net loss for the second quarter of fiscal 2005 of $(0.1) million, or $(0.02) per common share (diluted), which did not include any stock option expense. The Company recognized after-tax stock-based employee compensation expense (referred to herein as “stock option expense”) of approximately $0.2 million, or approximately $0.05 per share (diluted), for the second quarter of fiscal 2006, and did not recognize any stock option expense in fiscal 2005 since, pursuant to the provisions of Statement of Financial Accounting Standards (SFAS) No. 123(R), the Company was not required to expense stock-based employee compensation expense until the beginning of its fiscal 2006. The Company’s diluted earnings per share for the second quarter of $0.09 (after stock option expense), exceeded the guidance of at least $0.06 per share provided in the Company’s April 6, 2006 press release and significantly exceeded the Company’s previous guidance range of a loss of $(0.05) to earnings of $0.01 per share provided in the Company’s February 8, 2006 press release.

Net income after stock option expense for the first six months of fiscal 2006 was $0.9 million, or $0.17 per common share (diluted). Net income before stock option expense for the first six months of fiscal 2006 was $1.4 million, or $0.26 per common share (diluted), a significant improvement from the net loss for the first six months of fiscal 2005 of $(0.3) million, or $(0.07) per common share (diluted), which did not include

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any stock option expense. The Company recognized after-tax stock-based employee compensation expense (referred to herein as “stock option expense”) of approximately $0.5 million, or $0.09 per share (diluted), for the first six months of fiscal 2006, and did not recognize any stock option expense in fiscal 2005.

Given the Company’s second quarter results, its very strong sales performance thus far in April, and its plans for the rest of the year, the Company is significantly increasing its targeted diluted earnings per share range for fiscal 2006. The Company is increasing its targeted diluted earnings per share range for fiscal 2006 to between $1.05 and $1.25 per share after stock option expense, from its previous after-option expense guidance range of between $0.79 and $1.03 per share. The Company is increasing its before-option expense targeted diluted earnings per share range for fiscal 2006 to between $1.24 and $1.45 per share, from its previous before-option expense guidance range of between $0.95 and $1.20 per share. The Company projects its stock option expense for fiscal 2006 will be approximately $1.8 million on a pre-tax basis, approximately $1.1 million on an after-tax basis, or approximately $0.20 per share adverse impact on projected earnings per share for the year, compared to no stock option expense recognized in fiscal 2005 due to the Company’s adoption of SFAS No. 123(R) as of the beginning of fiscal 2006.

Net sales for the second quarter of fiscal 2006 increased 3.3% to $144.6 million from $140.0 million in the same quarter of the preceding year. The increase in net sales for the quarter was primarily driven by sales from the expansion of the Company’s proprietary Two Hearts™ Maternity collection to an additional 497 Sears® locations during late March 2005 and, to a lesser extent, increases in comparable store sales and internet sales. These sales increases were partially offset by a reduction in sales for the second quarter from the Company’s licensed arrangement with Kohl’s® compared to the extremely large initial shipments to Kohl’s in the second quarter of fiscal 2005 to provide opening inventory for the launch of the Oh Baby! by Motherhood™ licensed arrangement with Kohl’s® in February 2005. For the full year of fiscal 2006, the Company expects the sales from its licensed arrangement with Kohl’s to exceed that of fiscal 2005. Comparable store sales increased 1.4% during the second quarter of fiscal 2006 (based on 998 locations) versus a comparable store sales decrease of 3.0% during the second quarter of fiscal 2005 (based on 898 locations). This 1.4% comparable store sales increase for the second quarter of fiscal 2006 would have been approximately 0.7 percentage points higher if there had not been one less Saturday in January 2006 than in January 2005 and there had not been a shift in the timing of Easter to April this year compared to March last year. For the quarter ended March 31, 2006, the Company opened five stores, including three multi-brand stores, and closed 25 stores, with 11 of these store closings related to multi-brand store openings. The Company ended the quarter with 831 stores and 1,559 total retail locations, compared to 869 stores and 1,597 total retail locations at the end of March 2005. Adjusted EBITDA was $8.9 million for the second quarter of fiscal 2006, a 2.7% increase from the $8.7 million of Adjusted EBITDA for the second quarter of fiscal 2005. Adjusted EBITDA is defined in the financial tables at the end of this press release.

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Net sales for the first six months of fiscal 2006 increased 8.2% to $296.0 million from $273.7 million for the same six months of the preceding year. Comparable store sales increased 2.4% during the first six months of fiscal 2006 (based on 982 locations) versus a comparable store sales decrease of 3.7% during the first six months of fiscal 2005 (based on 866 locations). During the six months ended March 31, 2006, the Company opened 11 stores, including three multi-brand stores, and closed 32 stores, with 12 of these store closings related to multi-brand store openings. Adjusted EBITDA was $19.5 million for the first six months of fiscal 2006, a 17.6% increase from the $16.6 million of Adjusted EBITDA for the first six months of fiscal 2005.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, Inc., noted, “We are extremely pleased with our strong sales, earnings and cash flow performance for the second quarter of fiscal 2006 and our very strong sales thus far in April, strengthening our conviction that we will deliver significantly improved financial results in fiscal 2006 and beyond, as evidenced by the increase in our earnings guidance for the year. Our comparable store sales for the second quarter of fiscal 2006 increased 1.4%, and we are experiencing very strong sales performance in April. We expect our comparable store sales for the month of April to increase at least 7%. We believe that the oversupply conditions that plagued the maternity apparel business during our fiscal 2004 and 2005 have eased, and we believe that our strong sales trend in recent months reflects this. We also believe the strength of our product lines has helped our sales performance, particularly thus far in the Spring selling season. We are optimistic about delivering significantly improved financial results and continuing our strategic transition in fiscal 2006, as we expect to see a continuation of our improved sales trend and realize increased earnings contribution from our new strategic initiatives, including increased contribution from our marketing partnerships, a full year contribution from our Sears and Kohl’s initiatives, and the continued rollout of our multi-brand stores. We continue to be very excited that our new strategic business initiatives will promote our long-term growth in sales and profitability, while addressing the continued competitive pressures in the maternity apparel business.

“The past year and a half has been an important time of strategic transition for Mothers Work, as we significantly increased the distribution of our maternity apparel products through our new Kohl’s and significantly expanded Sears initiatives, and as we continued to develop and expand our multi-brand store concepts, including our Destination Maternity™ Superstore. These multi-brand store concepts are larger and have higher average sales volume than our average store, and provide the opportunity to lower our store operating expense percentage and improve store operating profit margins over time. Opening these multi-brand stores will typically involve closing two or more smaller stores and frequently will involve one-time store closing costs resulting primarily from early lease terminations. As of March 31, 2006, we have 36 two-brand combo stores, 2 triplex stores, and 11 Destination Maternity Superstores.

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“We are particularly excited by the potential for sales consolidation and increased store profitability from our Destination Maternity Superstores. These Superstores typically carry all three of our brands plus a greatly expanded line of nursing accessories, fertility-related products and maternity-related exercise gear, books, and body and nutritional products. These stores also typically have a dedicated “learning center” area for maternity-related classes, as well as a “relax area” for husbands and shoppers alike, and an inside play area for the pregnant mom’s toddlers and young children. These elements combine to give our Destination Maternity Superstore not only by far the largest assortment of maternity apparel and accessories available, but also a new and engaging atmosphere and experience for the maternity customer. Our superstore format is highly differentiated from the stores of our maternity competitors, which do not even carry the breadth of selection we carry in one of our three brands presented in the Superstore. A further example of this differentiation is our Edamame™ Maternity Spa, a concept shop which we developed and have incorporated into our Destination Maternity Superstores in New York City, Paramus (New Jersey), White Plains (New York), Natick (Massachusetts), and Charlotte (North Carolina). We believe the superstore model will improve store profitability margins by capturing the sales of several of our smaller traditional stores that we close in the area, and by reducing store operating expense percentages. In addition, the superstore model may increase overall sales in the geographical markets they serve. We are actively working to continue to refine our maternity superstore concept and to find additional suitable new locations for the concept, as we obtain additional results and insights from our existing Superstores. We have opened three Destination Maternity Superstores in fiscal 2006, including the grand opening on February 1 of our approximately 10,000 square foot, three-level world flagship Destination Maternity store on the corner of 57th Street and Madison Avenue in New York City, and we continue to evaluate additional potential superstore locations. We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” Superstores.

“We also are continuing to develop business initiatives to leverage our relationship with our maternity customers, who are undergoing a major life stage change that drives widespread changes in purchasing needs and behavior. Our prenatal opt-in customer list and related marketing partnerships continue to grow, and we plan to continue to leverage our customer database. We have begun to install an in-house data warehouse system that will also serve companies who market to families with young children, where our list is currently four times as large as our prenatal list, and growing each year. We continue to grow futuretrust®, our MasterCard®-based college savings program, with new members, additional merchant partners, and the development of relationships with marketers of 529 College Savings Plans.

“At the same time that we are expanding our new strategic business initiatives, we are also very proud of our core maternity apparel brands, including Motherhood Maternity®, Mimi Maternity®, and A Pea in the Pod®. In an independent customer survey conducted in 2005 by NPD Fashionworld®, a division of the

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well-known global market information company, The NPD Group, entitled “Maternity Apparel:  Consumers Speak Out,” NPD concluded that “Motherhood Maternity is the clear “winner” among all retailers when it comes to shopping for maternity-wear…”  And, after a difficult two years of oversupply conditions in the maternity apparel business during fiscal 2004 and 2005, we have seen an easing of such conditions, and are optimistic we will see a continuation of our improved sales and earnings trend of recent months.

“For the third quarter of fiscal 2006, we are targeting net sales in the $157.5 to $160.5 million range, based on an assumed comparable store sales increase of 2.5% to 4.5% for the quarter, and are targeting earnings per common share (diluted) of between $1.20 and $1.34 per share after stock option expense. We are targeting earnings per common share (diluted) of between $1.25 and $1.40 per share before projected stock option expense of $0.05 to $0.06 per share for the third quarter. Our projected third quarter comparable store sales range takes into account an expected favorable “days adjustment” impact of approximately 0.7 percentage points, primarily due to the Easter timing shift to April this year from March last year.

“We are targeting net sales for fiscal 2006 in the $592 to $596 million range, representing sales growth of approximately 5% to 6% over fiscal 2005, based on the planned sales contribution from the full-year impact of our Sears and Kohl’s initiatives, an assumed comparable store sales increase of between 2.4% and 3.2% for the full fiscal year, and planned increases in internet sales and marketing partnership revenue.

“Our targeted sales for fiscal 2006 reflect our plan to open between 17 and 21 new stores during the year, including approximately 5 to 7 new multi-brand stores, and close approximately 60 to 70 stores, with approximately 15 to 20 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores. In addition, we now market our Two Hearts Maternity collection through leased departments in 564 Sears locations, and distribute our Oh Baby! by Motherhood collection through a licensed arrangement at Kohl’s stores throughout the United States and on Kohls.com. Kohl’s currently operates approximately 741 stores in 41 states.

“We project that our gross margin for fiscal 2006 will be approximately 51.8% of net sales, an increase from our 50.6% gross margin in fiscal 2005, driven by a planned increase in gross margins in our own stores versus last year, partially offset by the full year impact of the lower gross margin realized on sales from our licensed business. We expect our operating expenses to decrease modestly as a percentage of net sales for fiscal 2006 versus fiscal 2005, primarily as a result of the expense leverage from the full year impact of our Sears and Kohl’s initiatives and our other planned sales increases, as well as a continued sharp focus on expense control.

“Based on these assumptions, we are projecting operating income for fiscal 2006 in the $24.1 million to $26.0 million range, and Adjusted EBITDA (representing operating income before certain non-cash

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charges) in the $44.1 million to $46.0 million range, representing a projected increase of between 30% and 36% from our fiscal 2005 Adjusted EBITDA of $33.9 million. Also, based on these assumptions, we are projecting a diluted earnings per share range for fiscal 2006 of between $1.05 and $1.25 per share after stock option expense, an increase from our previous after-option expense guidance range of between $0.79 and $1.03 per share. Before projected stock option expense of approximately $0.20 per share for fiscal 2006, we are projecting diluted earnings per share for fiscal 2006 of between $1.25 and $1.45 per share, an increase from our previous before-option expense guidance range of between $0.95 and $1.20 per share that we provided in our February 8, 2006 press release, and a significant projected improvement from our diluted loss of $(0.03) per share for fiscal 2005. Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

“We plan our fiscal 2006 capital expenditures to be between $12.0 million and $13.5 million, compared to $17.6 million for fiscal 2005, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and distribution center. We expect our inventory at fiscal 2006 year end to decrease by at least $5 million versus fiscal 2005 year end, as we anniversary the increase in inventory from our new initiatives and from intentionally bringing new season merchandise into our stores earlier than the prior year, and as we more tightly plan our inventory levels relative to sales. Based on these targets and plans, we expect to generate significant positive free cash flow during fiscal 2006. We project that we will end fiscal 2006 with cash and cash equivalents plus short-term investments of at least $25 million, a projected increase of at least $22 million over the comparable fiscal 2005 year end balance of $3.0 million. This new guidance represents an increase of $5 million from our prior guidance of at least $20 million for fiscal 2006 year end cash and cash equivalents plus short-term investments. As of the end of the second quarter of fiscal 2006, our balance of cash and cash equivalents plus short-term investments was $19.1 million, an increase of $16.3 million over the comparable fiscal 2005 end of second quarter balance of $2.8 million. We are very pleased with our strong financial liquidity. Although we had modest borrowings from our $60 million credit facility during portions of fiscal 2005 and portions of the first quarter of fiscal 2006, reflecting seasonal and other timing variations in cash flow, we did not have any outstanding credit line borrowings at the end of the second quarter of fiscal 2006 and expect to have none during the remainder of fiscal 2006. We had no borrowings under our credit facility during the second quarter of fiscal 2006 and our average level of borrowings was $0.7 million for the first six months of fiscal 2006.

“Looking forward to fiscal 2007, we expect to generate significantly higher earnings than fiscal 2006, while generating significant positive free cash flow.”

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As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s second quarter fiscal 2006 earnings, future financial guidance, and certain business initiatives. You can participate in this conference call by calling (210) 234-0036. Please call ten minutes prior to 9:00 a.m. Eastern Time. The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Tuesday, May 2, 2006 by calling (203) 369-0883.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of March 31, 2006, Mothers Work operates 1,559 maternity locations, including 831 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and 728 leased departments, and sells on the web through its DestinationMaternity.com and brand-specific websites.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference

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MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	3/31/06	3/31/05	3/31/06	3/31/05

Net sales	$144,643	$140,031	$296,036	$273,650
Cost of goods sold	68,620	70,678	143,830	134,682
Gross profit	76,023	69,353	152,206	138,968
Selling, general and administrative
Expenses	71,414	65,657	143,102	131,930
Operating income	4,609	3,696	9,104	7,038
Interest expense, net	3,785	3,857	7,579	7,612
Income (loss) before income taxes	824	(161)	1,525	(574)
Income tax provision (benefit)	322	(64)	595	(229)
Net income (loss)	$502	$(97)	$930	$(345)

Net income (loss) per share – basic	$0.09	$(0.02)	$0.18	$(0.07)
Average shares outstanding – basic	5,291	5,237	5,280	5,227
Net income (loss) per share – diluted	$0.09	$(0.02)	$0.17	$(0.07)
Average shares outstanding – diluted	5,501	5,237	5,402	5,227

Supplemental information:
Net income (loss), as reported	$502	$(97)	$930	$(345)
Add: stock-based employee compensation expense (“stock option expense”), net of tax	245	—	495	—
Adjusted net income (loss), before stock option expense	$747	$(97)	$1,425	$(345)

Adjusted net income (loss) per share	$0.14	$(0.02)	$0.27	$(0.07)
Adjusted net income (loss) per share	$0.14	$(0.02)	$0.26	$(0.07)

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2006	September 30, 2005	March 31, 2005

Cash and cash equivalents	$16,550	$3,037	$2,827
Short-term investments	2,550	—	—
Inventories	96,803	105,911	107,516
Property, plant and equipment, net	74,868	76,173	81,102
Line of credit borrowings	—	—	—
Long-term debt	127,849	128,087	128,477
Stockholders’ equity	65,446	63,328	62,897

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MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Operating Income to Adjusted EBITDA(1)

and Operating Income Margin to Adjusted EBITDA Margin

(in thousands, except percentages)

(unaudited)

	Second Quarter Ended		Six Months Ended
	3/31/06	3/31/05	3/31/06	3/31/05

Operating income	$4,609	$3,696	$9,104	$7,038
Add: depreciation & amortization expense	3,920	3,886	7,937	7,608
Add: loss on impairment of long-lived Assets	285	752	1,851	1,337
Add: (gain) loss on disposal of assets	(294)	354	(197)	607
Add: stock option expense	401	—	811	—
Adjusted EBITDA(1)	$8,921	$8,688	$19,506	$16,590

Net sales	$144,643	$140,031	$296,036	$273,650

Operating income margin (operating income as a percentage of net sales)	3.2%	2.6%	3.1%	2.6%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	6.2%	6.2%	6.6%	6.1%

(1)   Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of long-lived assets; (iii) loss on disposal of assets; and (iv) stock option expense.

Reconciliation of Projected Net Income Per Share – Diluted

to Projected Adjusted Net Income  Per Share – Diluted,

Excluding Stock Option Expense

For the Year Ending 9/30/06

Projected net income per share - diluted	$1.05 to 1.25
Add: per share effect of stock option expense	0.20
Projected adjusted net income per share - diluted, before stock option expense	$1.25 to 1.45

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Reconciliation of Projected Operating Income to Projected Adjusted EBITDA

(in millions, unaudited)

For the Year Ending 9/30/06

Projected operating income	$24.1 to 26.0
Add: projected depreciation & amortization expense	15.9
Add: projected loss on impairment of long-lived assets and loss on disposal of assets	2.3
Add: projected stock option expense	1.8
Projected Adjusted EBITDA	$44.1 to 46.0

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